Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-            ) pertaining to the Educate, Inc. 2003 Omnibus Stock Incentive Plan and the Educate, Inc. 2004 Omnibus Stock Incentive Plan of our reports dated May 3, 2004 (except Note 17, as to which the date is September 20, 2004), with respect to the consolidated financial statements and schedules of Educate, Inc. and the combined financial statements and schedule of the Laureate pre-K-12 Business (Predecessor to Educate, Inc.) included in its Registration Statement (Form S-1 No. 333-115496) and related Prospectus of Educate, Inc. dated September 22, 2004.

/s/ Ernst & Young

Baltimore, Maryland

December 10, 2004